EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Peri Higgins

Director of Investor Relations

Radnor Holdings Corporation

610-341-9600

RADNOR HOLDINGS CORPORATION COMPLETES

DIVESTITURE OF NON-CORE ASSET

Radnor, PA (PR Newswire) - April 11, 2005. Radnor Holdings Corporation announced today that it has completed the divestiture of its interest in its affiliated investment management business, Radnor Investment Advisors, L.P. The Company received aggregate cash payments of approximately $19 million for its interest, which were used to reduce outstanding indebtedness. The Company has no further interest in the partnership.

As previously disclosed, the Company continues to consider the divestiture of other non-core assets in order to enhance its capital structure as well as redeploy capital to its growing foodservice packaging business and new product initiatives.

Radnor Holdings Corporation is a leading manufacturer and distributor of disposable foodservice packaging products in the United States and of specialty chemical products worldwide. The Company’s products are sold primarily to the consumer, foodservice and protective packaging markets. Radnor Holdings Corporation operates plants throughout the United States and in Canada and Europe.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties, including uncertainty regarding the completion of future asset divestitures on acceptable terms or at all. Further information on potential factors that could affect the Company’s financial results can be found in the Company’s reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.